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                                                                    EXHIBIT 12.1

                        CIT GROUP INC. AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                                ($ IN MILLIONS)

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
                                      QUARTERS ENDED           NINE MONTHS
                                       DECEMBER 31,               ENDED         YEARS ENDED DECEMBER 31,
                                ---------------------------   SEPTEMBER 30,   -----------------------------
                                   2001           2000            2001            2000            1999
                                -----------   -------------   -------------   -------------   -------------
                                (SUCCESSOR)   (PREDECESSOR)    (COMBINED)     (PREDECESSOR)   (PREDECESSOR)
Net income....................    $239.1         $160.1         $  333.8         $  611.6        $  389.4
Provision for income taxes....     146.6           97.4            274.2            373.9           207.6
                                  ------         ------         --------         --------        --------
Earnings before provision for
  income taxes................     385.7          257.5            608.0            985.5           597.0
                                  ------         ------         --------         --------        --------

Fixed charges:
  Interest and debt expenses
    on indebtedness...........     349.1          652.2          1,619.8          2,497.7         1,293.4
  Minority interest in
    subsidiary trust holding
    solely debentures of the
    Company, before tax.......       3.7            4.8             14.4             19.2            19.2
  Interest factor--one-third
    of rentals on real and
    personal properties.......       4.0            4.4             13.5             19.6            10.6
                                  ------         ------         --------         --------        --------

Total fixed charges...........     356.8          661.4          1,647.7          2,536.5         1,323.2
                                  ------         ------         --------         --------        --------

  Total earnings before
    provisions for income
    taxes and fixed charges...    $742.5         $918.9         $2,255.7         $3,522.0        $1,920.2
                                  ======         ======         ========         ========        ========

Ratios of earnings to fixed
  charges.....................      2.08x          1.39x            1.37x            1.39x           1.45x
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